                   TORTOISE ENERGY INFRASTRUCTURE CORPORATION
                        10801 MASTIN BOULEVARD, SUITE 222
                             OVERLAND PARK, KS 66210

April 2, 2008

Dear Shareholder:

We previously sent you proxy materials for the Annual Meeting of Tortoise Energy
Infrastructure  Corporation  to be held at The Doubletree  Hotel,  10100 College
Boulevard,  Overland Park, Kansas on Monday,  April 21, 2008 at 9:00 a.m., local time.

The Board of Directors  recommends that you vote "FOR" the election of Conrad S.
Ciccotello, "FOR" the proposal to grant the Company the authority to sell common shares  below net asset  value,  subject  to certain  conditions,  and "FOR" the ratification of the selection of Ernst & Young LLP as independent accountants.

Since we have not yet  received  your vote,  another  proxy card is enclosed for your convenience. The definitive proxy statement, including a description of the proposals,  is  available  by  clicking  SEC  Filings  on  the  Tortoise  Energy
Infrastructure    Corporation    page    on    our    adviser's    website    at
www.tortoiseadvisors.com.  You may return your  completed  proxy card via fax to
(913)  981-1021 or in the enclosed  return  envelope.  If you have any questions about the  enclosed  proxy card or need any  assistance  in voting your  shares, please call (866) 362-9331. If you have already returned your signed proxy card, thank you for your response and please disregard this letter.

Management believes these proposals will benefit all shareholders.  Your vote is important  regardless of the number of shares you own. Please take a few minutes to consider the proposals and return your proxy today.

Sincerely,

David J. Schulte
CEO and President

Encl.